Exhibit 99.2

Opexa Provides Additional Promising Data Including Statistically Significant Reduction in Disability With Tovaxin® for the Treatment of Multiple Sclerosis

Tovaxin Also Demonstrates Reduction in Relapse Risk and Myelin T-cell Reactivity in Patients With More Active Disease

THE WOODLANDS, Texas--(BUSINESS WIRE)--October 23, 2008--Opexa Therapeutics, Inc. (NASDAQ:OPXA), a company dedicated to the development of patient-specific cellular therapies for the treatment of autoimmune diseases such as multiple sclerosis (MS) and diabetes, today announced additional positive data from the company’s Phase IIb TERMS clinical trial (Tovaxin® for Early Relapsing Multiple Sclerosis). The latest analysis focused on a prospective group of patients (n=50) with an annualized relapse rate (ARR) of greater than 1 at study entry which is comparable to ARR baselines of patients in previous Tovaxin studies. These findings demonstrate a statistically significant improvement in disability as measured by the Expanded Disability Status Scale (EDSS) (p=0.045) for patients treated with Tovaxin as compared to those receiving placebo. In this group, 28.1 percent of patients treated with Tovaxin showed an improvement in EDSS as compared to only 5.6 percent in the placebo group. Additionally, there was an 88 percent reduction in the level of brain atrophy and a more than 20 percent reduction in the number of gadolinium (Gd) lesions progressing to black holes in the Tovaxin group, which may suggest a beneficial neuroprotective effect. Overall, the analysis shows that patients treated with Tovaxin demonstrated a benefit across all clinical and magnetic resonance imaging (MRI) endpoints (primary, secondary and tertiary) in this patient population. Immunology data also appears to support Tovaxin’s mechanism of action, indicating that patients with less myelin T-cell reactivity have a lower risk of relapse. Additional quality of life measurements, such as the Timed 25 foot Walk, also showed a benefit for Tovaxin over placebo (0.14 vs. -0.02, as measured by respective Z scores).

The data shows that these patients when treated with Tovaxin demonstrate an ARR of 0.28 which represents a 55 percent reduction compared to those patients on placebo. This relapse rate is on par with the lowest relapse rates observed with currently available MS treatments which range from 0.2 to 0.9. Study findings also show Tovaxin possesses an impressive safety and tolerability profile. Opexa expects to conduct a Phase II close-out meeting with the United States Food and Drug Administration during the first half of 2009 to discuss next steps for the further clinical development of Tovaxin. Opexa is actively engaged in discussions with potential strategic partners for the Tovaxin program.

The TERMS study provided Opexa the opportunity to create a comprehensive database of clinical immunology and epitope data in MS patients that may significantly advance the understanding and treatment of the disease. This type of information is particularly important for Opexa as Tovaxin’s dual mechanism of action involves the depletion of myelin-reactive T-cells in the peripheral blood and the regulation of anti-inflammatory T-cells to rebalance an MS patient’s immune system. Previous studies show that if the myelin-peptide reactivity in a patient’s peripheral blood is reduced, the clinical symptoms associated with MS will also be reduced. The initial analysis of the study’s immunology and epitope database has shown that patients treated with Tovaxin appeared to have less myelin-peptide reactivity over the course of the study than those on placebo. This was measured using Opexa’s proprietary Epitope Analysis Assay (EAA) which assessed reactivity across all three key myelin proteins at several time points throughout the 52-week study. Additionally, over the full course of treatment, more patients on Tovaxin remained in the lower quartile of peptide reactivity (56 percent) than those on placebo (39 percent). This epitope data appears to correlate with the study’s MRI and clinical endpoints which, among other findings, showed that following the full course of treatment (weeks 28-52), the ARR in the Tovaxin group dropped to 0.065 (0.749 for placebo).

The pattern emerging from the analysis of the immunology and epitope database suggests that those patients exhibiting a higher T-cell reactivity often demonstrated a worsening of at least one MRI endpoint (Gd lesion, Gd volume, new T2 count or progression to black holes) and one clinical endpoint (either relapse or EDSS). The converse also appears true with less T-cell reactivity implying less or no worsening of certain MRI and clinical endpoints.

Additionally, the immunology data shows that reactivity to all three of the key myelin proteins (MOG, PLP and MBP) was broadly present in study patients, which may be an important finding for the future treatment of MS. Opexa is also assessing which specific peptides from each of the proteins may provide the most relevant targets for the company to enhance its manufacturing process and further strengthen its intellectual property portfolio.

“Tovaxin seems to be demonstrating a benefit to these patients as indicated by immunology, MRI and clinical parameters,” stated Dr. Clyde Markowitz, associate professor of neurology and director of the MS center at the University of Pennsylvania School of Medicine. “This is interesting data and additional trials are certainly warranted to further explore the potential of this novel treatment.”

Previously reported top-line results from the TERMS study demonstrated that Tovaxin was safe and well tolerated with no serious adverse events related to treatment. The most common adverse event related to Tovaxin was mild injection site reaction. Continued analysis of safety and tolerability data has confirmed these top-line results with no serious adverse events observed in any Tovaxin-treated patients during the entire study.

“This landmark first-in-class study has yielded impressive results for Tovaxin in MS patients with high disease burden, including a marked reduction in disability, relapse risk and levels of T-cell reactivity. These findings are very encouraging and we are eager to continue the clinical development of this novel therapeutic,” commented Neil K. Warma, president and chief executive officer of Opexa Therapeutics. “There remains a tremendous unmet medical need for MS patients, and we believe a safe and effective patient-specific treatment may generate considerable interest among regulatory authorities, patients, physicians and potential strategic partners. With this in mind, we remain committed to aggressively pursuing our two primary objectives: the continued development of Tovaxin towards a pivotal Phase III trial and a high-value partnership for the Tovaxin program. With the MS market exceeding $6 billion and growing, we believe Tovaxin is very competitively positioned from a safety, efficacy and patient compliance perspective.”

About Tovaxin

Tovaxin is an individualized T-cell therapeutic vaccine that consists of attenuated patient-specific myelin-reactive T-cells (MRTCs) against peptides of proteins from Myelin basic protein (MBP), Myelin oligodendrocyte glycoprotein (MOG) and Proteolipid protein (PLP) or combinations thereof. Tovaxin’s dual mechanism of action combats the demyelination of the nerve fibers in the central nervous system, the underlying cause of MS. Clinical results have demonstrated that Tovaxin produces the following therapeutic effects:

  Anti-idiotypic effect – Induces an immune response that depletes and regulates the circulating pathogenic myelin-reactive T-cells that attack the myelin sheath of nerve fibers.
  Anti-ergotypic effect – Rebalances the overall immune system by causing a shift from pathogenic inflammatory T-cells to anti-inflammatory T-cells.

Tovaxin is manufactured in Opexa’s in-house cGMP facility.

About the TERMS Study

The TERMS study was a Phase IIb multi-center, randomized, double blind, placebo-controlled trial in 150 patients with Relapsing-Remitting Multiple Sclerosis or high risk Clinically Isolated Syndrome (CIS). The study involved 2:1 randomization with 100 patients receiving Tovaxin and 50 receiving placebo. According to the study protocol, patients received a total of five subcutaneous injections at weeks 0, 4, 8, 12 and 24. The primary efficacy endpoint of the TERMS trial was the cumulative number of gadolinium-enhanced brain lesions (CELs) using MRI scans summed over weeks 28, 36, 44 and 52. The trial’s secondary efficacy endpoints included annualized relapse rate (ARR), new CELs at weeks 28 through 52 and T2-weighted lesion volume compared to baseline.

Conference Call Information

Opexa will host a conference call on Thursday, October 23, 2008, at 8:30 a.m. Eastern Time to discuss this additional data from the TERMS study as well as the company’s third quarter results.

The conference call can be accessed by dialing (800) 230-1092 from the U.S. and (651) 291-0618 internationally. Additionally a live webcast of the call will be available on Opexa’s web site at www.opexatherapeutics.com. The webcast will be archived until November 22, 2008.

Additionally, a replay of the conference call can be accessed until October 30, 2008 at 11:59 p.m., by dialing (800) 475-6701 from the U.S. and (320) 365-3844 internationally, and entering the following access code: 965022.

About Opexa

Opexa Therapeutics develops and commercializes cell therapies to treat autoimmune diseases such as multiple sclerosis, rheumatoid arthritis and diabetes. The Company is focused on autologous cellular therapy applications of its proprietary T-cell and stem cell therapies. The Company's lead product is Tovaxin, a T-cell therapy for multiple sclerosis is in Phase IIb trials. The Company holds the exclusive worldwide license for adult multipotent stem cells derived from mononuclear cells of peripheral blood. The technology allows large quantities of monocyte-derived stem cells to be produced efficiently for use in autologous therapy, thus circumventing the threat of rejection. The Company is in preclinical development for diabetes mellitus. For more information visit the Opexa Therapeutics website at www.opexatherapeutics.com.

Cautionary Statement Relating to Forward - Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management's strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of collaborative relationships, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of developing a marketable product, our ability to raise additional capital to continue our treatment development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in our filings with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

CONTACT:
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